Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 27, 2011

LEGGETT & PLATT REPORTS EPS OF $.31 FOR THIRD QUARTER

Carthage, MO, October 27, 2011 —

•	3Q EPS was $.31.

•	3Q sales were $941 million; unit volume was essentially flat across the company.

•	Repurchased 2.6 million shares during the quarter; outstanding shares declined to 139 million.

•	Reduced 2011 guidance; now anticipate EPS of $1.15 - 1.20, on sales of about $3.6 billion.

Diversified manufacturer Leggett & Platt reported third quarter earnings per diluted share of $.31. In the third quarter of 2010, earnings were also $.31 per share.

Third quarter 2011 sales were $941 million, a 9% (or $74 million) increase versus the prior year. Sales growth is attributable to items that brought little incremental profit: inflation and currency rate fluctuation accounted for the bulk of the growth, and a change in sales at the company’s steel mill (from intra-segment to trade) provided 3% unit growth. Across the remainder of the company as a whole, unit volume was flat.

CEO Comments

President and CEO David S. Haffner commented, “We are not satisfied with our results this quarter. Though sales were approximately what we anticipated, unit demand was essentially flat. Gross margin declined, largely due to three factors: competitive pricing pressure in certain product categories, “decontenting” as customers switched to lower cost and lower value components, and our intentional effort to reduce inventory levels by curtailing production, which has the side effect of reducing overhead absorption.

“Earlier in the year we had expected overall unit demand to pick up this fall. That has not happened, and many of the recent forecasts and surveys from well-regarded sources suggest our economy will be facing headwinds for longer than previously expected. As a result, we have recently initiated additional efforts to decrease excess production capacity, reduce overhead, and trim our cost structures.

“During the third quarter, as planned, we continued to repurchase our stock. Year-to-date, we have reduced outstanding shares of stock by 5% while maintaining our strong financial base. Operating cash flow continues to be strong, even in this weakened economy, and readily funds dividends and capital expenditures. We ended the quarter with net debt to net capital of 31%, at the lower end of our long-term target range, and over $450 million available under our existing commercial paper program and revolver facility.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR1) to that of peer companies on a rolling three-year basis. For the three-year period that began January 1, 2009, we have so far (over 34 months) generated TSR of 24% per year on average, while the S&P 500 index generated average TSR of 14% per year. Accordingly, our 2009-2011 TSR ranks well within the top half of the companies in the S&P 500 index.”

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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Dividends and Stock Repurchases

Leggett & Platt’s Board of Directors increased the quarterly dividend by one cent, to $.28, in the third quarter. Thus, 2011 marks the 40th consecutive annual dividend increase for the company, with a compound annual growth rate of 14%; this record is matched by extremely few S&P 500 companies. At yesterday’s closing share price of $23.92, the indicated annual dividend of $1.12 per share generates a dividend yield of 4.7%.

During the third quarter, the company repurchased 2.6 million shares of its stock at an average price of $19.72 per share. So far this year, the company has purchased 9.4 million shares against its 10 million share repurchase authorization, and issued 2.9 million shares through employee benefit and stock purchase plans; as a result, the number of shares outstanding has decreased to 139.1 million.

2011 Outlook

Leggett & Platt anticipates 2011 sales of approximately $3.6 billion, an increase of 7% versus 2010, largely due to inflation, currency fluctuation, and trade sales growth at the steel mill. Taken as a whole, most of the company should see essentially flat unit volumes. Based upon that sales expectation, the company projects 2011 EPS of $1.15 –1.20, a reduction from last quarter’s guidance of $1.25 –1.40 due to reduced expectations for the economy, competitive moves to sustain production volumes, and decontenting by customers.

Cash flow should remain strong. As it has for more than 20 consecutive years, the company expects to continue generating annual operating cash well above the amount needed to fund dividends and capital expenditures. Cash from operations is expected to be approximately $300 million for 2011.

LIFO

For the full year, the company expects 2011 LIFO expense of $11 million, compared to $15 million of expense in 2010, largely due to steel cost increases in each year. Third quarter 2011 results include a LIFO benefit of $1 million; in 2010 there was a $5 million LIFO expense in the third quarter.

SEGMENT RESULTS – Third Quarter 2011 (versus 3Q 2010)

Residential Furnishings – Total sales increased $29 million, or 6%, largely from inflation and currency; unit volume grew 1%. EBIT (earnings before interest and income taxes) decreased $5 million due to higher raw material and restructuring-related costs, competitive pricing pressure, and less favorable sales mix.

Commercial Fixturing & Components – Total sales decreased $8 million, or 5%; unit volume declined 7%. EBIT decreased $3 million primarily as a result of lower sales.

Industrial Materials – Total sales increased $34 million, or 18%, reflecting steel-related price inflation and higher trade sales from our steel mill. Unit volumes decreased in both wire and tubing. Sales growth largely reflects a shift in sales of steel rod and billet from intra-segment (last year) to trades sales (this year). Intra-segment sales are not recorded in external financial results, but trade sales are; EBIT, however, is recorded in either case. As a result, more sales were recognized this year but did not result in additional EBIT. The $3 million EBIT decline largely reflects lower wire and tubing volumes, and higher raw material costs.

Specialized Products – Total sales increased $28 million, or 17%, from unit volume growth in all three sectors of the segment. EBIT increased $1 million, with the benefit from higher volumes largely offset by higher raw material costs and currency impacts.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, October 28. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. Fourth quarter results will be released after the market closes on Monday, February 6, 2012, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 128-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) power bed foundations; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT

				October 27, 2011
RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2011	2010	Change	2011	2010	Change
Net sales (from continuing operations)	$940.9	$866.5	9%	2,781.9	$2,557.2	9%
Cost of goods sold	770.5	697.8		2,259.6	2,043.3

Gross profit	170.4	168.7		522.3	513.9
Selling & administrative expenses	93.9	87.6	7%	287.8	268.7	7%
Amortization	4.7	4.9		14.4	14.8
Other expense (income), net	0.2	0.6		(4.8)	(7.5)

Earnings before interest and taxes	71.6	75.6	(5%)	224.9	237.9	(5%)
Net interest expense	8.2	7.6		23.3	23.8

Earnings before income taxes	63.4	68.0		201.6	214.1
Income taxes	18.1	18.1		54.5	63.1

Net earnings from continuing operations	45.3	49.9		147.1	151.0
Discontinued operations, net of tax [1]	—	(0.6)		—	(0.7)

Net earnings	45.3	49.3		147.1	150.3
Less net income from non-controlling interest	(0.4)	(1.9)		(2.5)	(5.1)

Net earnings attributable to L&P	$44.9	$47.4	(5%)	$144.6	$145.2	(0%)

Earnings per diluted share
From continuing operations	$0.31	$0.31		$0.98	$0.95
From discontinued operations	$0.00	$(0.00)		$0.00	$(0.01)
Net earnings per diluted share	$0.31	$0.31	(0%)	$0.98	$0.94	4%
Shares outstanding
Common stock (at end of period)	139.1	146.5	(5%)	139.1	146.5
Basic (average for period)	143.8	150.7		146.2	151.6
Diluted (average for period)	145.1	152.9		147.8	153.7

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2011	2010	Change	2011	2010	Change
Net earnings	$45.3	$49.3		$147.1	$150.3
Depreciation and amortization	27.9	30.0		88.2	91.2
Working capital decrease (increase)	22.1	(20.6)		(69.9)	(90.9)
Asset Impairment	0.0	0.2		3.4	2.5
Other operating activity	5.7	31.6		33.2	55.3

Net Cash from Operating Activity	$101.0	$90.5	12%	$202.0	$208.4	(3%)
Additions to PP&E	(18.9)	(18.6)	2%	(56.7)	(48.6)	17%
Purchase of companies, net of cash	(1.9)	0.0		(6.6)	(0.4)
Proceeds from asset sales	1.7	16.4		20.3	27.2
Dividends paid	(38.2)	(38.2)		(117.0)	(115.4)
Repurchase of common stock, net	(50.5)	(8.9)		(207.6)	(80.7)
Additions (payments) to debt, net	41.1	(13.2)		125.2	29.3
Other	(18.8)	5.2		14.7	(3.6)

Increase (Decr.) in Cash & Equiv.	$15.5	$33.2		$(25.7)	$16.2

FINANCIAL POSITION	30-Sep
(In millions)	2011	2010	Change
Cash and equivalents	$218.8	$276.7
Receivables	576.7	546.6
Inventories	456.5	448.9
Other current assets	39.3	36.2

Total current assets	1,291.3	1,308.4	(1%)
Net fixed assets	600.9	621.3
Held for sale	19.3	24.7
Goodwill and other assets	1,110.8	1,124.9

TOTAL ASSETS	$3,022.3	$3,079.3	(2%)

Trade accounts payable	$274.2	$232.1
Current debt maturities	2.1	9.8
Other current liabilities	327.7	308.0

Total current liabilities	604.0	549.9	10%
Long term debt	897.3	833.5	8%
Deferred taxes and other liabilities	182.9	180.4
Equity	1,338.1	1,515.5	(12%)

Total Capitalization	2,418.3	2,529.4

TOTAL LIABILITIES & EQUITY	$3,022.3	$3,079.3

[1]	Primarily includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).

LEGGETT & PLATT

				October 27, 2011
SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(In millions)	2011	2010	Change	2011	2010	Change
External (Trade) Sales
Residential Furnishings	$470.2	$442.1	6.4%	$1,393.1	$1,329.8	4.8%
Commercial Fixturing & Components	140.5	148.5	(5.4%)	405.6	429.9	(5.7%)
Industrial Materials	156.8	126.8	23.7%	468.6	374.4	25.2%
Specialized Products	173.4	149.1	16.3%	514.6	423.1	21.6%

Total	$940.9	$866.5	8.6%	$2,781.9	$2,557.2	8.8%

Inter-Segment Sales
Residential Furnishings	$2.1	$1.6		$6.7	$5.7
Commercial Fixturing & Components	1.2	1.0		3.9	3.1
Industrial Materials	59.9	56.4		187.5	180.6
Specialized Products	14.3	10.8		34.4	29.2

Total	$77.5	$69.8		$232.5	$218.6

Total Sales
Residential Furnishings	$472.3	$443.7	6.4%	$1,399.8	$1,335.5	4.8%
Commercial Fixturing & Components	141.7	149.5	(5.2%)	409.5	433.0	(5.4%)
Industrial Materials	216.7	183.2	18.3%	656.1	555.0	18.2%
Specialized Products	187.7	159.9	17.4%	549.0	452.3	21.4%

Total	$1,018.4	$936.3	8.8%	$3,014.4	$2,775.8	8.6%

EBIT
Residential Furnishings	$33.5	$38.3	(13%)	$116.8	$132.3	(12%)
Commercial Fixturing & Components	6.7	10.0	(33%)	22.4	26.6	(16%)
Industrial Materials	11.7	14.6	(20%)	39.3	44.8	(12%)
Specialized Products	20.6	19.2	7%	60.1	46.4	30%
Intersegment eliminations and other	(1.8)	(1.2)		(5.6)	(2.6)
Change in LIFO reserve	0.9	(5.3)		(8.1)	(9.6)

Total	$71.6	$75.6	(5%)	$224.9	$237.9	(5%)

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	7.1%	8.6%	(150)	8.3%	9.9%	(160)
Commercial Fixturing & Components	4.7%	6.7%	(200)	5.5%	6.1%	(60)
Industrial Materials	5.4%	8.0%	(260)	6.0%	8.1%	(210)
Specialized Products	11.0%	12.0%	(100)	10.9%	10.3%	60

Overall from Continuing Operations	7.6%	8.7%	(110)	8.1%	9.3%	(120)

	0000000	0000000	0000000	0000000	0000000	0000000
	2010			2011
LAST SIX QUARTERS	2Q	3Q	4Q	1Q	2Q	3Q
Selected Figures
Trade Sales ($ million)	874	867	802	896	945	941
Sales Growth (vs. prior year)	15%	7%	4%	10%	8%	9%
EBIT ($ million)	85	76	50	74	79	72
EBIT Margin	9.7%	8.7%	6.2%	8.3%	8.4%	7.6%
Net Earnings - excludes discontinued oper. ($m)	52	48	32	45	55	45
Net Margin - excludes discontinued operations	6.0%	5.5%	3.9%	5.0%	5.8%	4.8%
EPS - continuing operations (diluted)	$0.34	$0.31	$0.21	$0.30	$0.37	$0.31
Cash from Operations ($ million)	67	91	154	47	54	101

Net Debt to Net Capitalization
Long term debt	855	834	762	822	857	897
Current debt maturities	10	10	2	2	2	2
Less cash and equivalents	(244)	(277)	(244)	(195)	(203)	(219)

Net Debt	621	567	520	629	656	681

Total capitalization	2508	2529	2478	2481	2517	2418
Current debt maturities	10	10	2	2	2	2
Less cash and equivalents	(244)	(277)	(244)	(195)	(203)	(219)

Net Capitalization	2274	2263	2236	2288	2316	2202

Long Term Debt to Total Capitalization	34.1%	33.0%	30.8%	33.1%	34.0%	37.1%
Net Debt to Net Capital	27.3%	25.1%	23.3%	27.5%	28.3%	30.9%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

	00000000	00000000	00000000	00000000	00000000	00000000

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	9%	0%	(1%)	6%	2%	6%
Commercial Fixturing & Components	8%	4%	1%	(9%)	(2%)	(5%)
Industrial Materials	29%	13%	18%	19%	18%	18%
Specialized Products	30%	28%	16%	28%	20%	17%
Overall from Continuing Operations	16%	8%	6%	10%	8%	9%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

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